UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 31, 2007

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South 2nd Street Pekin, IL		61554
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 347-9200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2007, Aventine Renewable Energy Holdings, Inc. (the “Company”), through its wholly-owned subsidiaries, Aventine Renewable Energy - Mt. Vernon, LLC and Aventine Renewable Energy - Aurora West, LLC, entered into separate, but substantially identical engineering, procurement and construction contracts (“EPC Agreements”) with Kiewit Energy Company (“Kiewit”) to build ethanol production facilities in Mt. Vernon, Indiana (the “Mt. Vernon Agreement”) and Aurora, Nebraska (the “Aurora Agreement”). Under the terms of each of the EPC Agreements, Kiewit will provide certain EPC materials and services necessary to build ethanol production facilities at each site capable of initially producing 113 million gallons of denatured ethanol annually as the primary product. In addition, the EPC Agreements also call for Kiewit to provide certain additional materials and services to prepare each site for a phase II expansion. A phase II expansion would double the capacity of each of the plants, and the Company is currently seeking permits for the full 226 million gallons of annual production capacity for each site upfront.

The Mt. Vernon Agreement calls for payments to Kiewit in the amount of $232,453,347. The Aurora Agreement calls for payments to Kiewit in the amount of $230,017,416. Certain project costs are excluded from the EPC Agreements. These include, but are not limited to, the cost of land, as well as the cost of bringing power, water sewer and natural gas service to the sites. These costs are the responsibility of the Company.

Amounts owed to Kiewit under both the Mt. Vernon Agreement and the Aurora Agreement can be adjusted, either upward or downward, for differences between contract allowances given and the actual cost of providing such services, including the cost of Grain/DDGS handling equipment, building site work, fire protection, heat trace and pipe steel. The Company doesn’t expect the adjustment differences to be material to each of the individual contracts as a whole. Each of the EPC Agreements also allows for credits against the contract total for amounts paid for materials and services under an “AWA Agreement” or a “Pre-EPC Agreement” as described in our Form 8-K filed on March 21, 2007. Various payments to Kiewit under each of the EPC Agreements are subject to a portion of such payments being held back or retained, although Kiewit may provide a letter of credit in favor of the Company in lieu of such retainage.

The Company is required to make monthly progress payments according to the percentage of completion beginning with and including payments made for work done under the AWA or Pre-EPC Agreements. In addition, payments to Kiewit under each of the EPC Agreements require that Kiewit be made “cash neutral”. Cash neutrality means that Kiewit will not be required to be out of pocket at any time for any amounts owed by Kiewit for work performed, and that Kiewit shall not be paid by the Company for work in advance in such a manner that would result in Kiewit being cash positive as reasonably estimated by the Company and Kiewit.

Including payments made under the “AWA Agreement” and “Pre-EPC Agreement”, payments to Kiewit began in March 2007 and are expected to continue until completion. Each of the EPC Agreements also provides for penalties, termination fees, and includes potential early completion bonuses for Kiewit should certain criteria be met. The Mt. Vernon Agreement and the Aurora Agreement have a substantial completion date (as defined in the EPC Agreement) of 18 months from the date a notice to proceed is given. The Company has agreed not to provide Kiewit with the required notice to proceed until an air permit has been issued by the respective state authority.

There is no material relationship Kiewit and the Company other than set forth in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: June 5, 2007

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

	By:	/s/ William J. Brennan
William J. Brennan
Principal Accounting Officer